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                                                                   EXHIBIT 23.4



                       CONSENT OF INDEPENDENT AUDITORS


To Board of Directors
General Growth Properties, Inc.:

We consent to the incorporation by reference in the Registration Statement, related to the registration of 1,445,000 shares of Common Stock, on Form S-3 of General Growth Properties, Inc. of our report dated March 12, 1997, with respect to the Statement of Revenues and Certain Expenses of Southlake Mall for the year ended December 31, 1996, which report appears in the Current Report on Form 8-K/A of General Growth Properties, Inc. dated August 28, 1997. We also consent to the reference to our firm under the caption "Experts."



                                          /s/ KPMG PEAT MARWICK LLP





Atlanta, Georgia
December 4, 1997